Exhibit 99.1

TRC Updates Third Quarter Outlook

Windsor, CT  —  April 7, 2004  —  TRC (NYSE:TRR) announced today that management currently expects net income for the third quarter of fiscal 2004 ended March 31, 2004 of approximately $0.17 per diluted share, compared to net income of $0.12 per diluted share for the third quarter of fiscal 2003, on net service revenue of approximately $56 million versus $53 million a year earlier.

“We had expected that TRC’s third quarter performance would have been better, but net income was affected by higher-than-expected costs on a couple of projects and other unusual factors,” said Chairman and Chief Executive Officer Dick Ellison.  “We currently expect these issues to have a limited effect on the Company’s financial performance in the fourth quarter, and with new orders remaining strong, we are increasingly bullish about the outlook for fiscal 2005.”

About TRC Companies, Inc.

Named one of FORTUNE Magazine’s 100 Fastest Growing Companies in 2003, Forbes Top 200 Best Small Companies and Business Week’s Top 100 Hot Growth Companies, TRC is a customer-focused company that creates and implements sophisticated and innovative solutions to the challenges facing America’s environmental, infrastructure, power, and transportation markets.  The Company is also a leading provider of technical, financial, risk management, and construction services to both industry and government customers across the country.  For more information, visit TRC’s website at  www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes”, “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance, the uncertainty of our operational and growth strategies, the challenges inherent in integrating newly acquired businesses, regulatory uncertainty, the availability of funding for government projects, the level of demand for the Company’s services, product acceptance, industry-wide competitive factors, the ability to continue to attract and retain highly skilled and qualified personnel, and political, economic, or other conditions. Furthermore, market trends are subject to changes, which could adversely affect future results.  See additional discussion in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.